EXHIBIT 10.3

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [__] (this “Agreement”), is entered into by and among AT&T Inc., a Delaware corporation (“Parent”), Leap Wireless International, Inc., a Delaware Corporation (the “Company”), Laser, Inc., a Delaware corporation, solely in its capacity as representative of the former holders of Shares (in such capacity, the “Stockholders’ Representative”), and [__], as rights agent (the “Rights Agent”) and as initial CVR Registrar (as defined herein).

WITNESSETH:

WHEREAS, the Company, Parent, Mariner Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Stockholders’ Representative have entered into an Agreement and Plan of Merger (as the same may be amended, modified or supplemented from time to time, the “Merger Agreement”), dated as of July 12, 2013, pursuant to which Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger, as a wholly-owned subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement, Parent agreed to issue to (i) holders of record of shares of common stock, par value $0.0001 per share, of the Company (the “Shares”) outstanding immediately prior to the effective time of the Merger (the “Effective Time”) and (ii) certain holders of Company Options, Company Restricted Stock and Company Stock Units as provided by Section 4.3 of the Merger Agreement, contingent value rights (the “Contingent Value Rights”) as hereinafter described;

WHEREAS, each holder of Shares, and certain holders of Company Options, Company Restricted Stock and Company Stock Units, immediately prior to the Effective Time will receive, among other things, as merger consideration, the right to receive upon the Effective Time Contingent Value Rights in such amounts as set forth in Sections 4.1(a) and 4.3 of the Merger Agreement immediately prior to the Effective Time;

WHEREAS, prior to the Effective Time, the Company shall have contributed the License to Licenseco and obtained all necessary approvals from Governmental Entities to do so, including effectuation of this Agreement; and

WHEREAS, the Stockholders’ Representative will have the control over the License as set forth in this Agreement and will take efforts to maintain the License and eliminate interference to the License from other frequencies in a reasonable manner.

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS

Section 1.1	Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article I have the meanings assigned to them in this Article I, and include the plural as well as the singular;

(ii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iii) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa;

(iv) the term “Affiliate” when used with respect to the Company shall, after the Effective Time, include Parent and its Subsidiaries and Affiliates; and

(v) all references to “including” shall be deemed to mean including without limitation.

(b) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.  The following terms shall have the meanings ascribed to them as follows:

“Agreement” has the meaning set forth in the Preamble.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“Company” has the meaning set forth in the Preamble.

“Contingent Value End Date” shall mean the later of (x) the two-year anniversary of the Effective Time and (y) if the Sale Agreement is executed prior to the two-year anniversary of the Effective Time but has not closed, the earlier of (A) the date on which the Sale Agreement terminates or 30 days after the date of the closing under the Sale Agreement and (B) the three-year anniversary of the Effective Time, as extended pursuant to Section 4.4(a) if the Sale Date has occurred prior to such time.

“Contingent Value Rights” means the contingent value rights issued by Parent pursuant to the Merger Agreement and this Agreement.

“CVR Payment Amount” has the meaning set forth in Section 4.4(b).

“CVR Payment Date” has the meaning set forth in Section 4.4(a).

“CVR Register” has the meaning set forth in Section 4.3(b).

“CVR Registrar” has the meaning set forth in Section 4.3(b).

“Distributable Proceeds” means a sum equal to the difference between (x) the cash proceeds received by the Company or any of its Affiliates from the sale of the License or Licenseco or any Licenseco Entity and (y) all fees, expenses and other amounts incurred or spent by the Company and its Affiliates in accordance with this Agreement (A) after the Effective Time with respect to the License or Licenseco Entities (which the Operating Expense Amount and any Pre-Funded Amounts may be used to satisfy), including the Rights Agent Initial Payment, all Rights Agent Costs, fees and expenses paid to the Stockholders’ Representative or its legal or financial advisors in connection with the sale of the License and any amounts otherwise paid or incurred by the Stockholders’ Representative, any filing fees incurred by the Company and its Affiliates in connection with maintaining the License or the Licenseco Entities or in connection with the direct or indirect sale of the License, any amounts reasonably incurred following consultation with the Stockholders’ Representative by the Company and its Affiliates in connection with maintaining the License after the Effective Time or as required by Law, amounts paid to outside advisors previously approved by the Stockholders’ Representative in connection with the Contingent Value Rights after the Effective Time, the amounts reasonably incurred by Parent and its Affiliates after reasonable advance notice to the Stockholders’ Representative as expenses with respect to actions taken in connection with obtaining regulatory approval for the sale of the License and the Operating Expense Amount and Pre-Funded Amounts to the extent not refunded to the Company pursuant to Section 3.1(e) and (B) between the date of the Merger Agreement and the Effective Time with respect to the License, the establishment of Licenseco and the transfer of the License to it, the issuance of the Contingent Value Rights and any amounts otherwise paid by the Company or any of its Affiliates to, paid by or incurred by the Stockholders’ Representative.  Distributable Proceeds shall be reduced by (i) an amount equal to the product of (A) (x) the excess of the cash proceeds directly or indirectly received by the Company or its Affiliates with respect to the License or Licenseco over (y) the tax basis of the License immediately prior to the Effective Time and without giving effect to any election under Section 338(g) of the Code made by Parent or any of its Affiliates and (B) an assumed tax rate of 38.5%, and (ii) the amount of unsatisfied contingent liabilities related to the License, Licenseco, the Sale Agreement or the transactions contemplated by this Agreement.  Proceeds that were not “Distributable Proceeds” because of clause (ii) in the preceding sentence prior to the Contingent Value End Date shall become Distributable Proceeds promptly upon satisfaction or elimination of an unsatisfied contingent liability except to the extent used to satisfy the liability or to the extent of other unsatisfied contingent liabilities.

“Distributable Proceeds Notice” has the meaning set forth in Section 4.4(a).

“Effective Time” has the meaning set forth in the Recitals.

“Holder” means a Person in whose name a Contingent Value Right is registered in the CVR Register.

“Liability” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising.

“License” means the license granted by the Federal Communications Commission having the call sign WQJQ707.

“Licenseco” means [__], a wholly-owned Subsidiary of the Company.

“Licenseco Entities” has the meaning specified in Section 2.1(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Operating Expense Amount” has the meaning set forth in Section 3.1(e).

“Parent” has the meaning set forth in the Preamble.

“Permitted Transfer” means:  (i) the transfer (upon the death of the Holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the Contingent Value Rights are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

“Permitted Transferee” means a Person who receives a Contingent Value Right pursuant to a Permitted Transfer and otherwise in accordance with this Agreement.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Pre-Funded Amount” has the meaning set forth in Section 3.1(e).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Rights Agent Costs” means the costs and expenses which the Rights Agent is entitled to be paid under Section 5.2 and the Rights Agent Fee.

“Rights Agent Fee” means the fee of the Rights Agent to act in such capacity pursuant to the terms of this Agreement as set forth on Schedule 1 hereto.

“Rights Agent Initial Payment” means the costs and expenses reasonably incurred and invoiced by the Rights Agent prior to the Effective Time in connection with the negotiation of this Agreement and any other reasonable costs and expenses incurred by the Rights Agent in connection herewith prior to the Effective Time.

“Sale Agreement” has the meaning set forth in Section 3.1(c).

“Sale Arrangements” means any letter of intent, memorandum, term sheet, contract, agreement or other arrangement providing for the negotiation, option to purchase or sale of the License.

“Sale Date” means the date on which the sale of the License (if such sale shall occur) shall close and the Company or one of its Subsidiaries shall receive the proceeds from such sale.

“Shares” has the meaning set forth in the Recitals.

“Stockholders’ Representative” has the meaning set forth in the Preamble.

“Tax” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Trustee” has the meaning set forth in Section 6.5(b).

ARTICLE II

OPERATION OF LICENSECO

Section 2.1	Operation of Licenseco.

From the Effective Time until the Sale Date:

(a) The Stockholders’ Representative shall have responsibility for maintaining the License and shall have the power to cause Licenseco to take such actions as shall be advisable to maintain such License and to eliminate interference to the License from other frequencies in a reasonable manner; provided, that notwithstanding anything to the contrary set forth herein, the Stockholders’ Representative shall not be permitted to take action that would result in any Liabilities to Licenseco and its Affiliates in excess of the aggregate amount set forth in Section 3.1(e), net of any amounts previously expended or committed.  The Company shall provide reasonable assistance to Licenseco at the Stockholders’ Representative’s written request in connection with making such filings as shall be necessary to maintain the License and to eliminate interference to the License from other frequencies in a reasonable manner and shall cause Licenseco to enter into any agreements necessary or advisable in connection therewith.  The Stockholders’ Representative shall have no authority to take any action that binds or purports to bind any entity other than Licenseco or a Subsidiary of Licenseco (individually or collectively, the “Licenseco Entities”) and may not take any action or require that the Company or any of its Affiliates (other than the Licenseco Entities) take any action that would result in any Liability for the Company or any Affiliate of the Company that is not a Licenseco Entity and shall in all cases not purport to be acting at an agent of, at the direction of or with the express  approval of Parent.

(b) Parent and its Affiliates shall not perform any services for the Licenseco Entities relating to its telecommunications activities, except as provided in this Agreement or as the Stockholders’ Representative shall reasonably request with respect to maintaining the License or removing interference to the License from other frequencies in a reasonable manner, with such services to be provided at a fair market rate.

(c) The Licenseco Entities shall not conduct any (i) business or (ii) activities other than, in the case of this clause (ii), as expressly provided for in this Agreement with respect to removing interference to the License from other frequencies in a reasonable manner and maintaining and disposing of the License.

ARTICLE III
SALES PROCESS

Section 3.1	Sale Period.

From the Effective Time until the earlier of the Sale Date or the Contingent Value End Date:

(a) The Stockholders’ Representative shall be solely responsible for conducting any sale process with respect to the License or Licenseco; provided, however, that no Sale Agreement shall be entered into without Parent’s prior written consent (which shall not be unreasonably withheld or delayed) unless the Sale Agreement (i) places no obligations on Parent and its Affiliates other than to transfer or cause the transfer of the License or Licenseco to the purchaser and (ii) is without post-closing recourse to Parent and its Affiliates other than for fraud by Parent or its Subsidiaries (other than the Licenseco Entities) or as provided by law. Subject to the terms and conditions of this Agreement, the manner of the sale process conducted and the timing of the sale process shall be at the sole discretion of the Stockholders’ Representative. The Stockholders’ Representative shall have sole discretion as to whether and as to when to enter into a Sale Agreement; provided, that if a final, non-appealable Order of a Governmental Entity requires the sale, transfer or other disposition of the License or Licenseco within a specified time following the Effective Time, the Stockholders’ Representative shall take all actions necessary to comply with such Order.

(b) The Stockholders’ Representative shall consult with Parent or its Affiliates in any sale process with respect to the License and Licenseco, and the Stockholders’ Representative shall keep Parent and the Company reasonably informed and provide Parent with all draft Sale Arrangements with a reasonable time to review such Sale Arrangements.  The Company’s comments to any Sale Arrangement shall be accepted to the extent they are for the purpose of eliminating post-closing Liabilities (other than for fraud by Parent or its Subsidiaries (other than the Licenseco Entities)) and all of the Company’s reasonable comments shall be considered in good faith.  The consideration for the Sale Agreement shall consist solely of cash.

(c) The Stockholders’ Representative may require the Company to cause Licenseco to enter into a purchase and sale agreement with respect to the sale of the License in compliance with this Agreement or, in compliance with the terms of this Agreement, require the Company to enter into a purchase and sale agreement with respect to all of the securities of Licenseco (either, the “Sale Agreement”); provided, that such Sale Agreement shall (i) be on commercially reasonable terms; (ii) be non-recourse to the Company and its Affiliates following the closing of such transaction; (iii) not require the Company or its Affiliates to take or refrain from taking any actions following the closing of such transaction, including in connection with obtaining any regulatory approval other than those that solely affect the License or the Licenseco Entities, and then with the written consent of the Stockholders’ Representative; and (iv) not require the Company or its Affiliates to agree to, or take or refrain from taking, any action prior to the closing of such transaction other than customary restrictions on the interim operation of the Licenseco Entities solely affecting the License or the Licenseco Entities; provided, that the Company and Licenseco shall, subject to clauses (ii) and (iii) above, agree to submit necessary change of control or competition law filings with Governmental Entities.  Nothing in the Sale Agreement shall require the Company or its Affiliates to take or refrain from taking any action in connection with obtaining a regulatory approval (excluding actions to make necessary filings and to provide supplemental information as may be requested by a Governmental Entity, to review filings and other documents to be submitted to a Governmental Entity and to participate in necessary meetings and telephone conversations) or to agree to any financial or operating concessions in connection with the transactions contemplated by the Sale Agreement.

(d) The Stockholders’ Representative may retain legal and financial advisors to assist with the sale process with respect to the License, which legal and financial advisors shall be paid by the Stockholders’ Representative out of the Distributable Proceeds.

(e) The Company or any of its Affiliates (other than the Licenseco Entities) shall, at the Effective Time, transfer to Licenseco funds in the amount of $5,000,000 for use by the Stockholders’ Representative (the “Operating Expense Amount”).  If the Stockholders’ Representative shall require any amounts in excess of the Operating Expense Amount, at the request of the Stockholders’ Representative from time to time, the Company or an Affiliate of the Company (other than the Licenseco) will promptly pre-fund to Licenseco an amount reasonably specified by the Stockholders’ Representative in respect of expected operating expenses of Licenseco or any other expenses related to entry into Sale Arrangements (including payments to advisors) in an amount not to exceed $5,000,000 unless otherwise consented to in writing by Parent (any such amount, a “Pre-Funded Amount”).  Any funds from the Operating Expense Amount or Pre-Funded Amounts that remain unused on the earlier of (i) the Contingent Value End Date and (ii) the CVR Payment Date shall be distributed to the Company on such date.  In no event may the Stockholders’ Representative become obligated to spend an aggregate of more than $10,000,000, except as otherwise may be consented to in writing by Parent.

Section 3.2	Contingent Value End Date.

(a) If entry into a Sale Agreement shall not have occurred prior to the Contingent Value End Date, the Company shall be permitted to take such actions to dispose of the License or Licenseco as it shall determine in its sole discretion and any proceeds from such sale shall be paid to the Company or one or more of its Affiliates and shall, notwithstanding anything in this Agreement to the contrary, become Distributable Proceeds and shall be distributed to the Contingent Value Rights Holders as provided herein as if the Contingent Value End Date had not occurred.

Section 3.3	Third Parties.

(a) Nothing herein shall be deemed to create any duty, liability or obligation on the part of Parent or any of its Affiliates or the Stockholders’ Representative to, or any claim or right on the part of, any other Person or third party with respect to any Sale Agreement or the price at or manner in which the License is sold or the timing or any other terms or conditions of any such Sale Arrangement or the management or operation of the License and related agreements prior to such sale.

(b) Parent and its Affiliates shall have no liability whatsoever to the Stockholders’ Representative, the Stockholders’ Representative’s Affiliates and advisors or the Rights Agent.

(c) The Company agrees to indemnify the Stockholders’ Representative for, and hold the Stockholders’ Representative  harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Stockholders’ Representative’s duties under this Agreement, including the reasonable costs and expenses of defending the Stockholders’ Representative against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of the Stockholders’ Representative’s willful misconduct, bad faith or gross negligence. Any costs and expenses of defending the Stockholders’ Representative may be recovered by the Company from any funds paid to the Company (or its Affiliate) pursuant to a Sale Agreement, and any Sale Agreement shall provide that the purchaser of the License or any Licenseco Entity shall agree to succeed to the indemnity obligation set forth in this Section 3.3(c) and shall assume such obligation with respect to any period prior to the Sale Date.

ARTICLE IV

CONTINGENT VALUE RIGHTS

Section 4.1	Issuance of Contingent Value Rights; Appointment of Rights Agent.

(a) The Contingent Value Rights shall be issued pursuant to the Merger Agreement at the time and in the manner set forth in the Merger Agreement.  The registration on the books and records of Parent and administration of the Contingent Value Rights shall be handled pursuant to this Agreement in the manner set forth in this Agreement.

(b) Parent hereby appoints [__] as the Rights Agent to act as rights agent for the Contingent Value Rights in accordance with the instructions hereinafter set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 4.2	Nontransferable; Expiration.

(a) The Contingent Value Rights shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than to a Permitted Transferee.  Any purported transfer of a Contingent Value Right to anyone other than a Permitted Transferee shall be null and void ab initio.

(b) The Contingent Value Rights shall expire on the Contingent Value End Date, or, if the License or Licenseco is sold by the Company pursuant to Section 3.2, 30 days after the date on which the sale proceeds are distributed to Holders of Contingent Value Rights, and shall thereafter be of no force or effect.

Section 4.3	No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The Contingent Value Rights shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the registration of Contingent Value Rights in a book-entry position for each Contingent Value Right Holder.  The CVR Register shall set forth the name and address of each Holder, and the number of Contingent Value Rights held by such Holder and Tax Identification Number of each Holder.  Each of Parent and the Stockholders’ Representative may receive and inspect a copy of the CVR Register, from time to time, upon written request made to the CVR Registrar.  Within five (5) Business Days after receipt of such request, the CVR Registrar shall deliver a copy of the CVR Register, as then in effect, to Parent and the Stockholders’ Representative at the address set forth in Section 8.1.  The Rights Agent is hereby initially appointed “CVR Registrar” for the purpose of registering Contingent Value Rights and transfers of Contingent Value Rights as herein provided.

(c) Subject to the restrictions set forth in Section 4.2, every request made to transfer a Contingent Value Right must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in form reasonably satisfactory to Parent and the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney.  A request for a transfer of a Contingent Value Right shall be accompanied by documentation establishing that the transfer is to a Permitted Transferee and any other information as may be reasonably requested by Parent or the CVR Registrar (including opinions of counsel, if appropriate).  Upon receipt of such written notice, the CVR Registrar shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the Contingent Value Rights in the CVR Register.  All duly transferred Contingent Value Rights registered in the CVR Register shall be the valid obligations of Parent, evidencing the same rights and entitling the transferee to the same benefits and rights under this Agreement as those held by the transferor.  No transfer of a Contingent Value Right shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio (unless the transfer was permissible hereunder and such failure to be duly registered is attributable to the fault of the CVR Registrar).  Any transfer or assignment of the Contingent Value Rights shall be without charge (other than the cost of any transfer Tax which shall be the responsibility of the transferor) to the Holder.

(d) A Holder may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register.  The written request must be duly executed by the Holder.  Upon receipt of such written notice, the CVR Registrar shall promptly record the change of address in the CVR Register.

(e) The Stockholders’ Representative may make a written request to the Rights Agent for a list containing the names, addresses and number of Contingent Value Rights of the Holders that are registered in the CVR Register.  Within five (5) Business Days following the date of receipt by the Rights Agent of such request, the CVR Registrar shall deliver a copy of such list to the Stockholders’ Representative.

Section 4.4	Payment Procedures.

(a) If the Sale Date shall occur prior to the Contingent Value End Date, then within ninety (90) days following the Sale Date (or such longer period agreed in writing as shall be reasonably necessary for the Stockholders’ Representative, Parent and the Company to determine the Distributable Proceeds, which determination shall be made in good faith), or at such time as otherwise mutually agreed upon by Parent and the Stockholders’ Representative, it being understood that the Contingent Value End Date will be correspondingly extended to permit the distribution of the Distributable Proceeds, Parent shall deliver to the Rights Agent and the Stockholders’ Representative the calculation of the Distributable Proceeds as agreed to by Parent, the Company and the Stockholders’ Representative (the “Distributable Proceeds Notice”) establishing a payment date (the “CVR Payment Date”) with respect to the Distributable Proceeds that is within five (5) Business Days after the receipt of the Distributable Proceeds Notice.  The Stockholders’ Representative shall be responsible for distributing the Distributable Proceeds Notice to the Holders.  Any Contingent Value Rights held by Company stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the Delaware General Corporation Law, as amended, shall be deemed to be outstanding for purposes of determining the amount to be paid per Contingent Value Right and Parent shall be paid the amount which would otherwise be paid in respect of such Contingent Value Right.

(b) On or before the CVR Payment Date, Parent shall cause an amount of cash equal to the Distributable Proceeds to be deposited with the Rights Agent.  On the CVR Payment Date or as promptly as practicable thereafter, Parent shall cause the Rights Agent to pay the applicable amount to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such payment date. The amount paid in respect of each Contingent Value Right shall be equal to the quotient obtained by dividing the Distributable Proceeds by the number of Contingent Value Rights outstanding as reflected on the CVR Register (the “CVR Payment Amount”).

(c) Parent’s obligation to pay the Distributable Proceeds shall be conditioned on no court or other Governmental Entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or imposes any penalty upon the payment of the Distributable Proceeds and the payment being otherwise lawful.  If the Distributable Proceeds shall not have been paid to the Holders by the later of (i) the one year anniversary of the Contingent Value End Date and (ii) the fourth anniversary of the Effective Time, none of Parent, the Company or any of their Affiliates shall have any further obligation to pay the Distributable Proceeds.

(d) Any funds comprising the cash deposited with the Rights Agent under Section 4.4(b) that remain undistributed to the Holders of Contingent Value Rights twelve (12) months after the CVR Payment Date shall be delivered to Parent by the Rights Agent, upon demand, and any Holders of Contingent Value Rights who have not theretofore received payment in exchange for such Contingent Value Rights shall thereafter look only to Parent for payment of their claim therefor.  Notwithstanding any other provisions of this Agreement, any portion of the consideration provided by Parent to the Rights Agent that remains unclaimed 180 days after termination of this Agreement in accordance with Section 8.8 of this Agreement (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity) shall, to the extent permitted by law, become the property of the Company free and clear of any claims or interest of any person previously entitled thereto, subject to any escheatment laws.

(e) The Rights Agent shall deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, the amounts, if any, that Parent or its Affiliates are required to deduct and withhold with respect to the making of such payment under the Code; provided that in determining the required amount to be withheld, the Rights Agent will give effect to any properly presented form (e.g., Form W-8 or W-9 as applicable) eliminating or reducing the amount required to be withheld.  To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

Section 4.5	No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The Contingent Value Rights shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the Contingent Value Rights to any Holder.

(b) The Contingent Value Rights shall not represent any equity or ownership interest in Parent, in any constituent company to the Merger, any Affiliate of Parent or any other Person.

ARTICLE V

THE RIGHTS AGENT

Section 5.1	Certain Duties and Responsibilities.

The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence.  No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

Section 5.2	Certain Rights of Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.  In addition:

(a) the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

~~(b)~~ the Rights Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or the duties hereunder, and it shall incur no liability and shall be deemed to be acting in accordance with the opinion and instructions of such counsel.  The reasonable costs of such counsel’s services shall be paid to the Rights Agent in accordance with Section 5.2(f) below.  The Rights Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians and/or nominees;

~~(c)~~ if the Rights Agent becomes involved in litigation on account of this Agreement, it shall have the right to retain counsel and shall be entitled to reimbursement for all reasonable documented costs and expenses related thereto as provided in this Section 5.2(c) and Section 5.2(f) hereof; provided, however, that the Rights Agent shall not be entitled to any such reimbursement to the extent such litigation ultimately determines that the Rights Agent acted with willful misconduct, bad faith or gross negligence.  In the event that conflicting demands are made upon the Rights Agent for any situation addressed or not addressed in this Agreement, the Rights Agent may withhold performance of the terms of this Agreement until such time as said conflicting demands shall have been withdrawn or the rights of the respective parties shall have been settled by court adjudication, arbitration, joint order or otherwise;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct, bad faith or gross negligence; provided, however, that the Rights Agent’s aggregate liability with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by Parent to the Rights Agent as fees and charges, but not including reimbursable expenses; and

(g) As between Parent and the Rights Agent, Parent shall be responsible for paying the Rights Agent Costs and the Rights Agent Initial Payment.  As between Parent and the Rights Agent, Parent agrees to pay the fees and expenses (including taxes and other charges) of the Rights Agent in connection with this Agreement as may be agreed from time to time by Parent and the Rights Agent.  The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses (including reasonable fees and expenses of the Rights Agent’s counsel and agent) paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder.  The final invoice for the Rights Agent Fee (which shall include a reasonable estimate of all remaining fees and expenses) will be rendered a reasonable time prior to the date of delivery of the Distributable Proceeds Notice.  An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within thirty (30) days after receipt by Parent and the Stockholders’ Representative, except for postage and mailing expenses, which funds must be received one (1) Business Day prior to the scheduled mailing date.

Section 5.3	Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent and the Stockholders’ Representative specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b) If the Rights Agent shall resign, be removed or become incapable of acting, Parent and the Stockholders’ Representative shall promptly appoint a qualified successor Rights Agent.  The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 5.3(b), become the successor Rights Agent.

(c) Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Stockholders’ Representative. The Stockholders’ Representative shall forward such notice to the Holders.  If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause such notice to be mailed at the expense of Parent.

(d) If a successor Rights Agent has not been appointed and has not accepted such appointment by the end of the thirty (30) day period, the Rights Agent may apply to a court of competent jurisdiction for the appointment of a successor Rights Agent, and the costs, expenses and reasonable attorneys’ fees which are incurred in connection with such a proceeding shall be paid in accordance with Section 5.2(f) hereof.  Any such successor to the Rights Agent shall agree to be bound by the terms of this Agreement and shall, upon receipt of the all relevant books and records relating thereto, become the Rights Agent hereunder.  Upon delivery of all of the relevant books and records, pursuant to the terms of this Section 5.3(d) to a successor Rights Agent, the Rights Agent shall thereafter be discharged from any further obligations hereunder.  The Rights Agent is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees of any court of competent jurisdiction which may be filed, entered or issued, and all final arbitration awards and, if it shall so comply or obey, it shall not be liable to any other person by reason of such compliance or obedience.

Section 5.4	Acceptance of Appointment by Successor.

(a) Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent, the Stockholders’ Representative and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; but, on request of Parent, the Stockholders’ Representative or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE VI

COVENANTS

Section 6.1	List of Holders.

Parent shall furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent prior to the Effective Time (or other agent performing similar services for Parent or its Affiliates), the names, addresses, shareholdings and tax certification (T.I.N.) of the record holders of Shares and the holders of Company Options, Company Restricted Stock and Company Stock Units eligible to receive Contingent Value Rights pursuant to the Merger Agreement reasonably promptly following the Effective Time.

Section 6.2	Payment of CVR Payment Amount.

The Rights Agent shall pay, and each of the Stockholders’ Representative and Parent shall use reasonable efforts to cause the Rights Agent to pay, the Distributable Proceeds upon receipt thereof in the manner provided for in Section 4.4 and in accordance with the terms of this Agreement.

Section 6.3	Assignment.

(a) Except for assignments occurring through operation of law, Parent and the Company shall not, in whole or in part, assign any of their rights or obligations under this Agreement; provided that Parent may assign any of its obligations hereunder to a wholly-owned subsidiary of Parent as long as Parent causes such subsidiary to perform Parent’s obligations hereunder and remains responsible for any breach of this Agreement by such subsidiary.

(b) Notwithstanding Section 6.3(a), Parent and the Company may transfer their management rights in Licenseco and the License to a trustee (the “Trustee”).  Notwithstanding the transfer of such management rights, Parent shall continue to be obligated to take actions required by this Agreement as requested by the Stockholders’ Representative and shall cause the Trustee to take any actions that are necessary to permit Parent to continue to perform its obligations hereunder.  The rights of the Stockholders’ Representative hereunder shall not be deemed to have been modified, amended or otherwise affected in any respect by any transfer effected pursuant to this Section 6.3(b).

ARTICLE VII

AMENDMENTS

Section 7.1	Amendments Without Consent of Holders or Stockholders’ Representative.

(a) Without the consent of any Holders, the Company or the Stockholders’ Representative, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes only:

(i) to evidence the succession of another Person selected in accordance with Section 5.3(b) as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent and/or the Company such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent shall consider to be for the protection of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders as determined by the Stockholders’ Representative;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the Holders as determined by the Stockholders’ Representative; or

(iv) as necessary to ensure that the Contingent Value Rights are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 7.1, Parent shall mail or cause to be mailed a notice thereof by first-class mail to the Stockholders’ Representative setting forth in general terms the substance of such amendment.

Section 7.2	Amendments With Consent of the Stockholders’ Representative.

(a) Subject to Section 7.1 (which amendments pursuant to Section 7.1 may be made without the consent of the Holders or the Stockholders’ Representative), with the consent of the Stockholders’ Representative (which may be granted or withheld in its sole discretion), acting on behalf of the Holders, Parent, the Company and the Rights Agent may enter into one or more amendments hereto for any of the following purposes:

(i) to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein;

(ii) to evidence the termination of the CVR Registrar and the succession of another Person as a successor CVR Registrar and the assumption by any successor of the obligations of the CVR Registrar herein; or

(iii) to add, eliminate or change any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 7.2, Parent shall mail a notice thereof by first-class mail to the Stockholders’ Representative and the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 7.3	Effect of Amendments.

Upon the execution of any amendment under this Article VII, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VIII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 8.1	Notices to the Rights Agent, Parent and the Stockholders’ Representative.

Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Parent or the Company:

AT&T Inc.
One AT&T Plaza
208 South Akard Street, Suite 3702
Dallas, Texas 75202
Attention:                      D. Wayne Watts
Fax:  (214) 746-2103

with a copy to

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA  90067
Attention:                      Eric M. Krautheimer
Fax: (310) 712-8800

and

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:                      Joseph B. Frumkin
Fax:  (212) 558-3588

If to the Rights Agent:
______________________,
______________________.
Attention:  _________________
fax:  (  ) ___-____

If to the Stockholders’ Representative:
Laser, Inc.
______________________.
Attention:  _________________
Fax:  (  ) ___-____

with a copy to

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:  David E. Shapiro, Esq.
      Gordon S. Moodie, Esq.
Fax:  (212) 403-2000

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 8.2	Effect of Headings; Construction.

The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.

Section 8.3	Successors and Assigns.

All covenants and agreements in this Agreement by any party hereto shall bind its successors and assigns, whether so expressed or not.

Section 8.4	Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their permitted successors and assigns.  For the avoidance of doubt, no Holder shall have any right to enforce or otherwise assert a claim with respect to this Agreement; all such rights and claims shall only be brought by the Stockholders’ Representative on behalf of such Holder.

Section 8.5	Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.  The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a Delaware state or federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.1 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

Section 8.6	Severability Clause.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 8.7	Counterparts.

This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 8.8	Termination.

This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, upon the earlier of (i) the payment of Distributable Proceeds to Parent in accordance with Section 4.4(d) and (ii) the Contingent Value End Date if entry into a Sale Agreement has not occurred prior to such time; provided, in each case of (i) and (ii) that Article I, Section 3.2, Section 4.4(d), Section 4.4(e), Section 6.2, Article V and this Article VIII shall survive.

Section 8.9	Entire Agreement.

This Agreement and the Merger Agreement represent the entire understanding of Parent, the Company and the Stockholders’ Representative with reference to the Contingent Value Rights, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the Contingent Value Rights, except for the Merger Agreement.  This Agreement represents the entire understanding of the Rights Agent with reference to the Contingent Value Rights, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the Contingent Value Rights, except for the Merger Agreement.  If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling, and this Agreement may be amended, modified, supplemented or altered only in accordance with the terms of Article VII.  No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

AT&T INC.

By:
Name:

Title:

LEAP WIRELESS INTERNATIONAL, INC.

By:
Name:

Title:

LASER, INC.

By:
Name:

Title:

[RIGHTS AGENT]

By:
Name:

Title:

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SCHEDULE 1

SCHEDULE OF FEES

For Services as Rights Agent